Exhibit 16.1

January 27, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Keithley Instruments, Inc. related to the Keithley Instruments, Inc. Retirement Savings Trust and Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Keithley Instruments, Inc. related to the Keithley Instruments, Inc. Retirement Savings Trust and Plan dated January 23, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP